Exhibit 3.8

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:30 PM 07/09/2002 020439102 – 3545399

CERTIFICATE OF INCORPORATION

OF

JDI CEE HOLDINGS, INC.

FIRST: The name of the corporation is JDI CEE Holdings, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, New Castle County, and the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total shares of capital stock that the Corporation is authorized to issue is 1,000 shares of Common Stock, par value of $1.00 per share.

FIFTH: The name and mailing addresses of the persons who will serve as directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualified are:

Name	Address
David C. Quart	c/o JohnsonDiversey, Inc. 8310 16th Street Sturtevant, WI 53177-0902

Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SIXTH: To the fullest extent permitted by the DGCL or any other applicable laws presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Sixth shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

SEVENTH: Each person who is or was or had agreed to become a director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article Seventh. Any repeal or modification of this Article Seventh shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or any other applicable laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders. The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

NINTH: The Corporation reserves the right at any time and from time to time to alter, amend, or repeal any provision contained in this Certificate of Incorporation or adopt any other provision authorized by the laws of the State of Delaware from time to time, in the manner now or hereafter prescribed herein or by applicable law, and all rights, powers, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

TENTH: The name and mailing address of the incorporator are: Elizabeth Eisenstaedt, c/o JohnsonDiversey, Inc., 8310 16th Street, Sturtevant, WI 53177-0902.

I, the undersigned, for the purpose of incorporating a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 9th day of July, 2002.

/s/ Elizabeth Eisenstaedt
Name: Elizabeth Eisenstaedt